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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                  GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This rider is added to the Contract. The rider provides for a guaranteed minimum withdrawal benefit as described below. In order to maximize your benefit, your annual withdrawals are limited and you must allocate Contract Value to the Investment Strategy. You may not terminate this rider.

Definitions

Asset Allocation Model - The Asset Allocation Model shown on the Contract Data Pages.

Benefit Date - The date that will be the later of:

     (1) the Contract Date; and

     (2) the Valuation Day of the most recent reset of the Protected Amount.

Benefit Year - Each one year period following the Benefit Date and each anniversary of that date.

Designated Subaccounts - The Designated Subaccounts shown on the Contract Data Pages.

Gross Withdrawal - An amount withdrawn from Contract Value including any surrender charge, any taxes withheld or any premium taxes.

Investment Strategy - The Asset Allocation Model and/or Designated Subaccounts required for this rider.

Protected Amount - The amount used to calculate the Withdrawal Limit.

Remaining Amount - The total guaranteed amount available for withdrawals under this rider.

Wait Period - The number of completed months from the later of:

     (1) the Benefit Date; and

     (2) the Valuation Day of the most recent Purchase Payment;

to the Valuation Day of the first withdrawal after that date.

Withdrawal Factor - The percentage shown on the Contract Data Pages.

Withdrawal Limit - The total amount that you may withdraw in a Benefit Year without reducing the benefits provided under this rider.

Withdrawal Limit Reduction Percentage - The percentage shown on the Contract Data Pages.

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Investment Strategy

To maximize your benefits under this rider, you must allocate all Contract Value to the Investment Strategy. We or our affiliates will provide the Investment Strategies. You must allocate your Contract Value among the following Investment Strategy options shown on the Contract Data Pages for this rider:

      .   the Designated Subaccounts; and/or

      .   the Asset Allocation Model.

You must allocate all Contract Value between the Investment Strategy options. If you use the Designated Subaccounts option, you must specify the percentage to invest in each Designated Subaccount. Under the Asset Allocation Model option, any percentage of Contract Value invested must first be divided into categories in accordance with the percentages shown on the Contract Data Pages. Within each category you must then specify the percentage to invest in each available Subaccount.

On a monthly basis, we will rebalance Contract Value to the Subaccounts in accordance with the percentages that you have chosen. In addition, on any Valuation Day after any transaction involving a withdrawal, receipt of a Purchase Payment or a transfer of Contract Value, we will rebalance Contract Value to the Subaccounts in accordance with the percentages that you have chosen, unless you instruct us otherwise.

On the first Valuation Day after the Benefit Date that you choose not to follow the Investment Strategy, your Remaining Amount will be reduced by the Withdrawal Limit Reduction Percentage. As a result, your available benefit also will be reduced. You may reset your benefit on the next available reset date as described below.

Guaranteed Minimum Withdrawal Benefit

If you:

      .   allocate all Contract Value to the Investment Strategy; and

      . limit total Gross Withdrawals in a Benefit Year to an amount less than or equal to the Withdrawal Limit;

you will be eligible to receive total Gross Withdrawals at least equal to your Protected Amount, even if your Contract Value reduces to zero.

The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is (a) multiplied by (b), where:

     (a) is the Protected Amount; and

     (b) is the Withdrawal Factor for the Wait Period.

Your initial Protected Amount equals Purchase Payments applied to the Contract on the Contract Date. The Protected Amount does not change unless:

      .   an additional Purchase Payment is applied to your Protected Amount; or

      .   you elect to reset the Protected Amount.

Your initial Remaining Amount is equal to your initial Protected Amount.

Your Protected Amount can never exceed the maximum Protected Amount shown on your Contract Data Pages. This maximum amount applies to all contracts that you own with us and our affiliated companies.

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Additional Purchase Payments

Any additional Purchase Payment applied to your Contract will adjust your Protected Amount and Remaining Amount. If you have followed the Investment Strategy since the Benefit Date, the Protected Amount and Remaining Amount will be increased by the Purchase Payment. Otherwise, both the Protected Amount and the Remaining Amount will be increased by (a) minus (b), where:

     (a) is the Purchase Payment; and

     (b) is the Purchase Payment multiplied by the Withdrawal Limit Reduction Percentage.

We reserve the right to not adjust Protected Amounts and Remaining Amounts for any additional Purchase Payments.

Reset

On any monthly anniversary after five complete years from your Benefit Date, you may elect to reset your benefit and to participate in the Investment Strategy we offer at that time, provided we receive notice of your election in a form acceptable to us. If you do, we will as of that reset date:

      . reset the Protected Amount and Remaining Amount to equal your Contract Value;

      . reset the charge for this rider. The new charge, which may be higher than your previous charge, will never exceed 1% annually; and

      .   reset the Investment Strategy to the current Investment Strategy.

We reserve the right to limit the next available reset date to an anniversary on or after five complete years from the Benefit Date.

Withdrawals

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is less than or equal to the Withdrawal Limit, the Remaining Amount is reduced by the Gross Withdrawal.

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Remaining Amount is reduced. As a result, your total benefits under this rider will be reduced. The new Remaining Amount equals the lesser of (a) and (b), where:

     (a) is the Contract Value after the Gross Withdrawal; and

     (b) is the prior Remaining Amount less the Gross Withdrawal.

If the total Gross Withdrawals in a Benefit Year is less than or equal to the Withdrawal Limit, we will waive any surrender charge on the Gross Withdrawals.

Reduction in Contract Value

Your Contract Value after taking a withdrawal may be less than the amount required to keep your Contract in effect. In this event, your Contract and any other riders and endorsements will terminate and the following will occur:

      . If the Withdrawal Limit is less than $100, we will pay you the greater of the Remaining Amount or Contract Value in a lump sum.

      . If the Withdrawal Limit is greater than $100, we will issue you a supplemental contract. We will continue to pay you the Withdrawal Limit until you have received the Remaining Amount as determined on the Valuation Day the supplemental contract was issued. We will make payments monthly unless agreed otherwise. If the monthly amount is less than $100, we will reduce the frequency so that the payment will be at least $100.

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Rider Charge

There will be a daily asset charge made for this rider. This charge is added to the Contract's daily asset charge and applied against all amounts in the Subaccounts. This charge is shown on the Contract Data Pages. The charge for this rider will be reset if you choose to reset your Protected Amount. The new charge, which may be higher than your previous charge, will never exceed 1% annually. On the Annuity Commencement Date, the charge for this rider terminates.

When this Rider is Effective

The rider becomes effective on the Contract Date. It will remain in effect while this Contract is in force and before Income Payments begin. This rider may not be terminated prior to the Annuity Commencement Date. On the Annuity Commencement Date, this rider will terminate.

Change of Ownership

We must approve any assignment or sale of this Contract unless under a court ordered assignment.

If you marry after issue, you may add your spouse as a Joint Owner and Joint Annuitant or as a Joint Annuitant only, subject to our approval.

Spousal Continuation

If the Designated Beneficiary is a surviving spouse who elects to continue the Contract as the new Owner, this rider will continue.

For Genworth Life and Annuity Insurance Company,

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